Exhibit 10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 2nd day of August 2012 (the “Effective Date”), between Porter Bancorp, Inc., a Kentucky-chartered bank holding company (the “Corporation”), PBI Bank, Inc., a Kentucky-chartered commercial bank (the “Bank”), and John T. Taylor (the “Executive”).

WITNESSETH

WHEREAS, the Corporation desires to employ the Executive as President and the Bank desires to employ the Executive as President and Chief Executive Officer (the Corporation and the Bank are referred to together herein as the “Employers”);

WHEREAS, the Employers desire to be ensured of the Executive’s active participation in the business of the Employers; and

WHEREAS, the Executive is willing to serve the Employers on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Employers and the Executive hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(b)           Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final consent or cease-and-desist order or material breach of any provision of this Agreement.

(c)           Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(f)           Disability.  “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(g)           Good Reason.  Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive based on:

(i)         any material breach of this Agreement by the Employers, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) any requirement that the Executive report to a corporate officer or employee of the Corporation or the Bank instead of reporting directly to the Boards of Directors, other than (I) the Chairman and Chief Executive Officer of the Corporation with respect to the Executive’s duties relating to the Corporation and (II) from time to time with respect to specified matters, a director of either the Corporation or the Bank who is designated by a majority of the full Board of Directors of either the Corporation or the Bank, or

(ii)        any material change in the Metro Louisville, Kentucky location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Corporation and the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Corporation and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Corporation and the Bank received the written notice from the Executive.  If the Corporation and the Bank remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Corporation and the Bank do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(h)          Notice of Termination.  Any purported termination of the Executive’s employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the termination of the Executive’s employment for Cause, which shall be effective immediately, and (iv) is given in the manner specified in Section 11 hereof.

(i)           Retirement.  “Retirement” shall mean the Executive’s voluntary or involuntary termination of employment, as applicable, upon reaching at least age 65, but shall not include an involuntary termination for Cause.

2.           Term of Employment.

(a)          The Corporation hereby employs the Executive as President, the Bank hereby employs the Executive as President and Chief Executive Officer and the Executive hereby accepts said employment and agrees to render such services to the Employers on the terms and conditions set forth in this Agreement.  The term of employment under this Agreement shall be for three years beginning on the Effective Date. Prior to the second annual anniversary of the Effective Date and each annual anniversary thereafter, the Board of Directors of each of the Corporation and the Bank shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive’s performance hereunder) a one-year extension of the term of this Agreement. If the Boards of Directors approve such an extension, then the term of this Agreement shall be so extended as of the relevant annual anniversary of the Effective Date unless the Executive gives written notice to the Employers of the Executive’s election not to extend the term, with such written notice to be given not less than thirty (30) days prior to any such relevant annual anniversary of the Effective Date; provided, however, that if either the Corporation or the Bank is deemed to be in “troubled condition” as defined in 12 C.F.R. §§225.71 or 303.101(c) (or any successors thereto) as of the applicable annual anniversary of the Effective Date, then the term of this Agreement shall not be extended unless and until the Employers shall have received all requisite regulatory approvals, non-objections or consents to such renewal pursuant to the provisions of 12 C.F.R. Part 359.  If either Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such annual anniversary of the Effective Date.  If any party gives timely notice that the term will not be extended as of any annual anniversary of the Effective Date, then this Agreement and the rights and obligations provided herein shall terminate at the conclusion of its remaining term, except to the extent set forth in Section 5(d) (including the provisions referenced in such section) and Section 7.  References herein to the term of this Agreement shall refer both to the initial term and successive terms.

(b)           During the term of this Agreement, the Executive shall perform such executive services for the Corporation and the Bank as may be consistent with his titles and from time to time assigned to him by the Corporation’s Chairman and Chief Executive Officer with respect to the Executive’s duties relating to the Corporation or by the Corporation’s or the Bank’s Board of Directors.

(c)           During the term of this Agreement, the Executive shall also be nominated or re-nominated to be a member of the Board of Directors of each of the Corporation and the Bank, as long as the Executive has not materially violated any of the terms and provisions of this Agreement.

(d)           The Executive represents and warrants that his entering into this Agreement, and his performance of his duties as President of the Corporation and President and Chief Executive Officer of the Bank, will not breach or give rise to any cause of action against the Executive, the Corporation or the Bank under the terms of any agreements between the Executive and any prior employer (a “Prior Agreement”).  The Executive shall comply with any surviving terms of any Prior Agreement, including terms concerning competition, non-solicitation and confidentiality.

3.            Compensation and Benefits.

(a)           The Employers shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $375,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive’s express written consent.  The Executive acknowledges and agrees that no increase in the Base Salary is expected to occur during the first two years following the Effective Date.

(b)           During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock incentive, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers.  The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)           During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers, which shall in no event be less than four weeks per annum.  The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

(d)           2012 Restricted Stock Award.  On the Effective Date, the Corporation will grant a restricted stock award to the Executive which has a grant date value (i.e., number of shares times market value per share) equal to one-third of the Executive’s projected total compensation to be received from the Employers for 2012.  The Executive’s total compensation for 2012 for purposes of this award will equal the sum of the Executive’s Base Salary to be earned in 2012 and the grant date value of the 2012 restricted stock award.  The vesting of the 2012 restricted stock award will comply with the requirements set forth in the rules published by the U.S. Department of the Treasury in 31 C.F.R. Part 30 (the “TARP Regulations”), with the vesting to be accelerated in the event of the Executive’s death or disability.  Consistent with the TARP Regulations, the restricted stock award will also provide for accelerated vesting in the event of a change in control as defined in 26 C.F.R. §1.409A-3(i)(5)(i), provided that no accelerated vesting upon a change in control shall occur if at the time of the change in control any of the following is applicable: (i) the Corporation is still subject to its written agreement with the Federal Reserve Bank of St. Louis dated September 21, 2011, as such agreement may be amended from time to time, (ii) the Bank is still subject to the Consent Order issued by the Federal Deposit Insurance Corporation on June 24, 2011, as such order may be amended from time to time, or (iii) either the Corporation or the Bank is deemed to be in “troubled condition” as defined in either 12 C.F.R. §225.71 or 12 C.F.R. §303.101(c) (or any successors thereto), unless prior to or in connection with the change in control the Employers have received all requisite regulatory approvals, non-objections or consents to such acceleration pursuant to the provisions of 12 C.F.R. Part 359.  The other terms of the 2012 restricted stock award (as well as the other terms of the 2013 restricted stock award described below) shall comply with the Corporation’s Amended and Restated 2006 Stock Incentive Plan (the “2006 Plan”).

(e)           2013 Restricted Stock Award.  Subject to any required regulatory approvals, non-objections or consents, the Corporation will grant a restricted stock award to the Executive on January 2, 2013 having a grant date value equal to the lesser of (a) $250,000 minus the grant date value of the 2012 restricted stock award or (b) $187,500, provided that the total number of shares subject to the 2012 and 2013 restricted stock awards shall not exceed the maximum of 115,762 shares set forth in Section 3.1(b) of the Corporation’s 2006 Plan, as such limit may be adjusted on or before January 2, 2013.  The vesting of the 2013 restricted stock award will be on terms similar to the vesting of the 2012 restricted stock award, except that the vesting of the 2013 award will reflect the later grant date.

(f)           Moving Expenses and Housing Allowance. In connection with the Executive’s relocation to Louisville, Kentucky, the Employers will reimburse the Executive for his reasonable and documented moving expenses and provide the Executive with a temporary housing allowance for up to six months, provided that the moving expenses and housing allowance shall not exceed $25,000 in the aggregate.

(g)           Except as may otherwise be agreed to by the Corporation and the Bank, the Executive's compensation, benefits and severance set forth in this Agreement shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on the business of the Corporation and the business of the Bank, respectively, with any amounts paid by the Corporation to be credited towards the obligations of the Bank under this Agreement.  No provision contained in this Agreement shall require the Bank to pay any portion of the Executive’s compensation, benefits, severance and expenses required to be paid by the Corporation pursuant to this Agreement.

4.           Expenses.  The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, traveling expenses, and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers.  If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

5.           Termination.

(a)           The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including, without limitation, termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)           In the event that (i) the Executive’s employment is terminated by the Employers for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)           In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)           In the event that (A) the Executive’s employment is terminated by (i) the Employers for other than Cause, Disability, Retirement or the Executive’s death during the term of this Agreement, (ii) the Executive for Good Reason during the term of this Agreement or (iii) subject to the last sentence of this Section 5(d), the Employers for other than Cause, Disability, Retirement or the Executive’s death within six months following the expiration of the term of this Agreement in accordance with the terms of Section 2(a) hereof, and (B) the Executive has been employed by the Employers for at least one year as of the Date of Termination, then the Employers shall, in consideration of the Executive’s agreements in Section 7 below and subject to the provisions of Sections 5(e), 5(f), 6, 18 and 19 hereof, if applicable, pay to the Executive a cash severance amount equal to one (1) times the Executive’s then current annual Base Salary (the “Severance Payment”).  The Severance Payment shall be paid in a lump sum within ten (10) business days following the later of the Date of Termination or the expiration of the revocation period provided for in the general release to be executed by the Executive pursuant to Section 5(e) below. The Severance Payment shall be in lieu of, and not in addition to, any Base Salary or other compensation or benefits that would have been paid under Sections 3(a) and 3(b) above in the absence of a termination of employment, and the Executive shall have no rights pursuant to this Agreement to any Base Salary or other benefits for any period after the applicable Date of Termination.  The Executive’s right to severance under Section 5(d)(iii) above shall be subject to the following: (Y) the expiration of this Agreement in accordance with the terms of Section 2(a) hereof shall be for a reason other than a notice of non-renewal of the term of this Agreement having been provided by the Executive, and (Z) as of the date of termination of the Executive’s employment, neither the Corporation nor the Bank is deemed to be in “troubled condition” as defined in 12 C.F.R. §§225.71 or 303.101(c) (or any successors thereto).

(e)           The Executive’s right to receive the severance set forth in Section 5(d) above shall be conditioned upon the Executive’s execution of a general release which releases the Employers and their directors, officers and employees from any claims that the Executive may have under various laws and regulations and the expiration of any right the Executive may have to revoke such general release, with such revocation right not being exercised.  If either the time period for paying the severance set forth in Section 5(d) or the time period that the Executive has to consider the terms of the general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the severance payment set forth in Section 5(d) above shall not be paid until the succeeding calendar year.

(f)           If prior to the Executive’s receipt of the Severance Payment set forth in Section 5(d) above it is determined that the Executive (i) committed any fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to the Employers that has had or is likely to have a material adverse effect on either of the Employers, (ii) is substantially responsible for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition, as defined by applicable regulations of the appropriate federal banking agency, of either of the Employers, (iii) has materially violated any applicable federal or state banking law or regulation that has had or is likely to have a material adverse effect on either of the Employers, or (iv) has violated or conspired to violate Sections 215, 656, 657, 1005, 1006, 1007, 1014, 1302 or 1344 of Title 18 of the United State Code, or Sections 1341 or 1343 of Title 18 affecting the Bank, then the Severance Payment shall not be provided to the Executive.  If it is determined after the Executive receives the Severance Payment that any of the matters set forth in clauses (i) through (iv) of this Section 5(f) are applicable to the Executive, then the Executive shall promptly (and in any event within ten (10) business days following written notice to the Executive) return an amount equal to the Severance Payment to the Employers in immediately available funds.

6.           Limitation of Benefits under Certain Circumstances.  If the payment pursuant to Section 5(d) hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a “parachute payment” under Section 280G of the Code, then the amount payable by the Employers pursuant to Section 5(d) hereof shall be reduced by the minimum amount necessary to result in no portion of the amount payable by the Employers under Section 5(d) being non-deductible to the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  The determination of any reduction in the amount payable pursuant to Section 5(d) shall be based upon the opinion of independent tax counsel selected by the Employers and paid for by the Employers.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than ten (10) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payment specified in Section 5(d) below zero.

7.           Restrictive Covenants

(a)          Trade Secrets. The Executive acknowledges that he has had, and will have, access to confidential information of the Employers (including, but not limited to, current and prospective confidential know-how, customer lists, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, contacts, prospects, and assets of the Employers that is unique, valuable and not generally known outside the Employers, and that was obtained from the Employers or which was learned as a result of the performance of services by the Executive on behalf of the Employers (“Trade Secrets”). Trade Secrets shall not include any information that: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Executive that constitutes a breach of this Section 7, generally known or available to the public; (ii) is known to the Executive at the time such information was obtained from the Employers; (iii) is hereafter furnished without restriction on disclosure to the Executive by a third party, other than an employee or agent of the Employers, who is not under any obligation of confidentiality to the Employers or an Affiliate; (iv) is disclosed with the written approval of the Employers; or (v) is required to be disclosed or provided by law, court order, order of any regulatory agency having jurisdiction or similar compulsion, including pursuant to or in connection with any legal proceeding involving the parties hereto; provided however, that such disclosure shall be limited to the extent so required or compelled; and provided further, however, that if the Executive is required to disclose such confidential information, he shall give the Employers notice of such disclosure and cooperate in seeking suitable protections. Other than in the course of performing services for the Employers, the Executive will not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Trade Secrets, but instead will keep all Trade Secrets strictly and absolutely confidential. The Executive will deliver promptly to the Employers, at the termination of his employment or at any other time at the request of the Employers, without retaining any copies, all documents and other materials in his possession relating, directly or indirectly, to any Trade Secrets.

(b)         Non-Competition. Unless the Executive’s employment is terminated in connection with or following a Change in Control, then for a period of twelve (12) months after termination of employment, including a termination of employment pursuant to Section 5(d)(iii) above (the “Restricted Period”), the Executive will not, directly or indirectly, (i) become a director, officer, employee, principal, agent, shareholder, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in any county in the Commonwealth of Kentucky in which the Bank also maintains an office.  Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded voting securities of any company engaged in the banking, financial services or other business similar to or competitive with the Employers (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

(c)         Non-Solicitation of Employees. During the Restricted Period, the Executive shall not, directly or indirectly, solicit, induce or hire, or attempt to solicit, induce or hire, any current employee of the Employers, or any individual who becomes an employee during the Restricted Period, to leave his or her employment with the Employers or join or become affiliated with any other business or entity, or in any way interfere with the employment relationship between any employee and the Employers.

(d)         Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any customer, lender, supplier, licensee, licensor or other business relation of the Employers to terminate its relationship or contract with the Employers, to cease doing business with the Employers, or in any way interfere with the relationship between any such customer, lender, supplier, licensee or business relation and the Employers (including making any negative or derogatory statements or communications concerning the Employers or their directors, officers or employees).

(e)          Irreparable Harm. The Executive acknowledges that: (i) the Executive’s compliance with Section 7 of this Agreement is necessary to preserve and protect the proprietary rights, Trade Secrets, and the goodwill of the Employers as going concerns, and (ii) any failure by the Executive to comply with the provisions of this Agreement will result in irreparable and continuing injury for which there will be no adequate remedy at law. In the event that the Executive fails to comply with the terms and conditions of this Agreement, the obligations of the Employers to pay the severance benefits set forth in Section 5 shall cease, and the Employers will be entitled, in addition to other relief that may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order and the recoupment of any severance previously paid) that may be necessary to cause the Executive to comply with this Agreement, to restore to the Employers their property, and to make the Employers whole.

(f)          Survival. The provisions set forth in this Section 7 shall survive termination of this Agreement.

(g)         Scope Limitations. If the scope, period of time or area of restriction specified in this Section 7 are or would be judged to be unreasonable in any court proceeding, then the period of time, scope or area of restriction will be reduced or limited in the manner and to the extent necessary to make the restriction reasonable, so that the restriction may be enforced in those areas, during the period of time and in the scope that are or would be judged to be reasonable.

8.           Mitigation; Exclusivity of Benefits.

(a)         The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b)         The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

9.           Withholding.  All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

10.         Assignability.  The Corporation and the Bank may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Corporation or the Bank may hereafter merge or consolidate or to which the Corporation or the Bank may transfer all or substantially all of its respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11.         Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Chairman of the Board
PBI Bank, Inc.
2500 Eastpoint Parkway
Louisville, Kentucky 40223

To the Corporation:	Chairman of the Board
Porter Bancorp, Inc.
2500 Eastpoint Parkway
Louisville, Kentucky 40223

To the Executive: John T. Taylor
At the address last appearing on
the personnel records of the Employers

12.         Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.         Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Kentucky.

14.         Nature of Obligations.  Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

15.         Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.         Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.         Regulatory Actions.  The following provisions shall be applicable to the parties hereto or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c)           If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

19.         Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

20.         Payment of Costs and Legal Fees and Reinstatement of Benefits.  In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all reasonable legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

21.         Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) located nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue.

22.           Entire Agreement.  This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

(Signature page follows)

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

PORTER BANCORP, INC.

By:	/s/ Maria L. Bouvette
Maria L. Bouvette
Chairman and Chief Executive Officer

PBI BANK, INC.

By:	/s/ Maria L. Bouvette
Maria L. Bouvette
Chairman

EXECUTIVE

By:	/s/ John T. Taylor
John T. Taylor